Exhibit 99.1

                PERMA-FIX SERIES 17 PREFERRED STOCK IS CONVERTED

ATLANTA, Oct. 5 /PRNewswire-FirstCall/ -- Perma-Fix Environmental Services, Inc. (Nasdaq: PESI; BSE: PESI) (Germany: PES.BE) today announced that Capital Bank GRAWE Gruppe, AG, converted the 2,500 shares of the Company's Series 17 Class Q Convertible Preferred Stock, effective September 26, 2005. Pursuant to the terms of the Series 17 Preferred Stock, the conversion resulted in the issuance of 1,666,667 shares of the Company's common stock to Capital Bank as agent for its investors. The final dividend due on the Series 17 Preferred of approximately $30,000 for the period from July 1, 2005, through the conversion date will be paid in October 2005.

No shares of Series 17 Preferred Stock remain outstanding. Following the conversion, Capital Bank holds as agent for its investors, 6,425,375 shares of the Company's common stock, representing approximately 14.4% of the Company's issued and outstanding common stock as of September 30, 2005, and warrants to purchase up to an additional 2,659,807 shares of common stock.

Dr. Louis F. Centofanti, Chairman and Chief Executive Officer, stated, "We are very pleased with the conversion of our Series 17 Preferred Stock, and Capital Bank's continued support of the Company. This conversion simplifies the Company's capital structure. In addition, with this conversion, the Company will no longer incur the annualized dividend expense of $125,000, on this Series 17 Preferred Stock."

Perma-Fix Environmental Services, Inc. is a national environmental services company, providing unique mixed waste and industrial waste management services. The Nuclear Segment provides radioactive and mixed waste treatment services to hospitals, research laboratories and institutions, numerous federal agencies including the Departments of Energy and Defense and nuclear utilities. The Industrial Segment provides hazardous and non-hazardous waste treatment services for a diverse group of customers including Fortune 500 companies, numerous federal, state and local agencies and thousands of smaller clients. The company operates eleven major waste treatment facilities across the country.

    Please visit us on the World Wide Web at http://www.perma-fix.com .

SOURCE Perma-Fix Environmental Services, Inc.
    -0-                             10/05/2005
    /CONTACT: Dr. Louis F. Centofanti, Chairman and CEO, Perma-Fix Environmental Services, Inc., +1-404-847-9990; or Valerie Kimball, vkimball@epochfinancial.com, or J. Todd Atenhan, EPOCH Financial Group, Inc., +1-888-917-5109; or Herbert Strauss, European investor relations,
+011-43-316-296-316, or herbert@eu-ir.com, all for Perma-Fix/
    /Web site:  http://www.perma-fix.com /
    (PESI)